Exhibit 23.3

CONSENT OF ROSEN CONSULTING GROUP

We hereby consent to the use of our name in the Registration Statement on Form S-11 (together with any amendments or supplements thereto, the “Registration Statement”), to be filed by Archstone Inc. and the references to the Rosen Consulting Group market research prepared for Archstone Inc. wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry and Market Data,” “Business and Properties” and “Experts” in the Registration Statement.

Dated: November 19, 2012

ROSEN CONSULTING GROUP

By:	/s/ Randall Sakamoto
Name:	Randall Sakamoto
Title:	Executive Vice President